EXHIBIT 10.40

K2M Group Holdings, Inc.

2010 Equity Award Plan

Stock Option Award Agreement

THIS AWARD AGREEMENT, effective the Grant Date specified below, represents the grant of a nonqualified (“Option”) by K2M Group Holdings, Inc. (the “Company”), to the Participant named below, pursuant to the provisions of the K2M Group Holdings, Inc. 2010 Equity Award Plan (the “Plan”).

The Plan provides a complete description of the terms and conditions governing this Option. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Award Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1. Grant of Option.

a.	Grant Information. The individual named below has been selected to be a Participant in the Plan and receive a nonqualified stock option grant, as specified below:

Participant:	[—]

Grant Date:	[—]

Final Exercise Date:	[—10 years after Grant Date]

Number of Shares Covered by this Option:	[—]

Option Price:	[—]

b.	Grant of Option. The Company hereby grants to the Participant an Option to purchase the number of Shares set forth above, at the stated Option Price, which is not less than the Fair Market Value of a Share on the Grant Date, in the manner and subject to the terms and conditions of the Plan and this Award Agreement.

c.	Option Term. This Option will begin as of the Grant Date detailed above and shall expire on the Final Exercise Date detailed above (“Option Term”), unless sooner terminated in accordance with the terms of this Award Agreement. If this Option is designated as an ISO, this Option shall be subject to any applicable limitations on its term as imposed under the Plan or the Code and any applicable regulations.

d.	Vesting Period. This Option does not provide Participant with any rights or interests therein until it vests and becomes exercisable in accordance with the following schedules, provided Participant’s Employment with the Company, its Affiliates, and/or its Subsidiaries continues through the applicable date(s):

Option Shares Eligible for Vesting	Time Vesting Date
[—] Option Shares (34%)	Grant Date
[—] Option Shares (33%)	First anniversary of Grant Date
[—] Option Shares (33%)	Second anniversary of Grant Date

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Notwithstanding the foregoing, upon termination of the Participant’s termination of service as a member of the Company’s Board of Directors, any portion of this Option that is not then exercisable shall immediately expire and the remainder of this Option, if any, will remain exercisable for three months (unless termination of the Participant’s cessation of services resulted from Cause, in which case this entire Option shall immediately expire and no portion thereof shall remain exercisable); provided that any portion of this Option held by the Participant immediately prior to the Participant’s death, to the extent not exercised or not then exercisable, will become and/or remain exercisable for one year following the Participant’s death; further provided, that the entire portion of this Option held by the Participant immediately prior to the termination of the Participant’s cessation of service as a member of the Board of Director’s due to Disability, to the extent not exercised, will become and/or remain exercisable for three years following the Participant’s cessation of services due to Disability; further provided, that in no event shall any portion of this Option be exercisable after the Final Exercise Date.

For purposes of this Option, “Disability” means disability as determined under Section 1. 409A-3(i)(4) of the Treasury Regulations or if determined to be totally disabled by the Social Security Administration.

The Option may become exercisable earlier if so determined by the Committee in its sole discretion or in the circumstances described in the Plan, where applicable. For the avoidance of doubt, however, the occurrence of an Initial Public Offering of the Company shall not result in an acceleration of the exercisability of this Option except as the Committee may otherwise determine in its sole discretion.

2. Exercise. This Option shall be exercisable when and to the extent vested in accordance with Section 1. Each election to exercise this Option shall be in writing, signed by the Participant or the Participant’s executor or administrator or the person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution (collectively, the “Option Holder”), and received by the Company at its principal office, accompanied by this certificate and payment in full as provided in the Plan. Subject to the further terms and conditions provided in the Plan, the Option Price may be paid as follows: (a) by delivery of cash or check acceptable to the Committee; (b) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased; provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee); (c) partly in cash and partly in such Shares; (d) if there is a public market for the Shares at such time, through delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of proceeds of such sale equal to the aggregate Option Price for the Shares being purchased; or (e) through net settlement in Shares. In the event this Option is exercised by an Option Holder other than the Participant, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise this Option. The Option Holder may elect to satisfy applicable minimum tax withholding requirements by having the Company withhold from the number of shares of Stock that otherwise would be delivered on exercise that number of shares of Stock having an aggregate Fair Market Value equal to the amount required to satisfy minimum tax withholding requirements. Any fractional shares required to be withheld to satisfy such obligation(s) shall be rounded up to the next whole share with the excess withheld amount payable in cash to the Option Holder.

3. Notice of Disposition. The person exercising this Option shall notify the Company when making any disposition of the Shares acquired upon exercise of this Option, whether by sale, gift, or otherwise.

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4. Restrictions on Transfer of Shares; Repurchase Rights.

a.	Transfer Restrictions. If at the time this Option is exercised the Company or any of its stockholders is a party to any agreement restricting the transfer of any outstanding Shares, the Committee may provide that this Option may be exercised only if the Shares so acquired are made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then effect, the agreement or agreements specified by the Committee).

b.	Repurchase Rights. Each Share acquired upon exercise of this Option shall be subject to the provisions of this Section 4(b), and the Participant, by exercising this Option, agrees to take such actions then or thereafter as the Committee may from time to time require to effectuate or facilitate the administration of this Section 4(b).

i.	Upon termination of the Participant’s service for any reason (including, without limitation, as a result of death, disability, incapacity, retirement, resignation, or dismissal with or without Cause) at any time prior to an Initial Public Offering, the Company shall have the right and option, but not the obligation (the “Repurchase Right”), to purchase from the Participant or such other person as then holds Shares acquired upon exercise of this Option, or any of them, any or all of the Shares acquired upon exercise of this Option. If the Company exercises the Repurchase Right, it shall pay the holder as the purchase price for any Share so purchased an amount (the “Purchase Price”) equal to the Fair Market Value of such Share as of the date of such repurchase; provided that if termination of Employment was for Cause, the Purchase Price shall equal the lower of such Fair Market Value or the Option Price paid upon exercise of this Option for such Shares pursuant to Section 2 above.

ii.	The Company may exercise the Repurchase Right described in Section 4(b)(i) above as to any Share by giving the holder of the Share a written notice of election to purchase at any time after the later of (A) the date of the termination of the Participant’s Employment, or (B) the date on which such Share is acquired upon exercise of this Option, but no later than the date which falls seven months after the later of (A) and (B). Any such notice of election shall specify the number of Shares to be purchased and the Purchase Price for such Shares. The closing for the purchase by the Company of such Shares pursuant to the provisions of this Section 4(b) will take place at the offices of the Company on the date specified in such written notice, which date shall be a business day not later than sixty (60) days after the date such notice is given. At such closing, the holder of the Share or Shares to be repurchased shall deliver such Shares, duly endorsed for transfer, against payment in full (in cash or by certified or official bank check) of the Purchase Price therefor.

iii.	In the event that the Company chooses not to exercise its Repurchase Right under this Section 4(b), the Shares subject to the Repurchase Right shall thereafter cease to be subject thereto.

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iv.	In order to facilitate the repurchase by the Company of Shares acquired upon exercise of this Option, the stock certificates representing the Shares shall, for so long as such Shares are subject to repurchase pursuant to this Section 4(b), remain in the custody of the Company.

5. Nontransferability. This Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, except as provided in the Plan. No assignment or transfer of the Option, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or as otherwise required by applicable law, shall vest in the assignee or transferee any interest whatsoever.

6. Administration. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.

7. Tax Consequences. Set forth below is a brief summary of certain United States federal tax consequences of exercise of the Option and disposition of the Shares under the laws in effect as of the Grant Date. This summary does not address specific state, local, or foreign tax consequences that may be applicable to Participant. Participant is responsible for consulting a tax adviser as to the applicable tax laws of the jurisdiction(s) in which Participant resides or may be subject to tax before exercising the Option or disposing of the Shares. Participant understands that this summary is necessarily incomplete, and the tax laws and regulations are subject to change.

a.	Exercise of ISO. If the Option qualifies as an ISO, there will be no regular federal income tax liability upon the exercise of the Option, although the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Option Price will be treated as an adjustment to the alternative minimum tax for federal tax purposes and may subject Participant to the alternative minimum tax in the year of exercise.

b.	Exercise of Nonqualified Stock Option. If the Option does not qualify as an ISO, there may be a regular federal income tax liability upon the exercise of the Option. Participant will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Option Price. If Participant is an employee or former employee of the Company, the Company will be required to withhold from Participant’s compensation or collect from Participant and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

c.

Disposition of Shares. In the case of a Nonqualified Stock Option, if the Shares are held for more than one year after the date of exercise, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes. In the case of an ISO, if Shares transferred pursuant to the Option are held for more than one year after the date of exercise and are disposed of more than two years after the Grant Date, any gain realized on disposition of the Shares will also be treated as long-term capital gain for federal

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income tax purposes. If Shares purchased under an ISO are disposed of before the end of either of the two holding periods, Participant will recognize ordinary income at the time of the disposition in an amount equal to the excess of: (i) the Fair Market Value of the Shares on the exercise date, over (ii) the lower of the Option Price and the sale price. Any additional gain recognized upon the disqualifying disposition will be capital gain, which will be long-term if the Shares have been held for more than one year following the exercise date of the Option.

d.	Notice of Disqualifying Disposition of ISO Shares. If the Option granted to the Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of: (i) the date two years after the Grant Date, or (ii) the date one year after the date of exercise, Participant shall immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant from the early disposition by payment in cash or out of current earnings paid to Participant.

8. Miscellaneous.

a.	This Award Agreement does not confer upon the Participant any right to continuation of Employment by the Company, nor shall this Award Agreement interfere in any way with the Company’s right to terminate the Participant’s service at any time.

b.	The Participant shall have no rights as a stockholder of the Company with respect to the Shares subject to this Award Agreement until such time as the purchase price has been paid, and the Shares have been issued and delivered to the Participant.

c.	With the approval of the Board, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award Agreement.

d.	The Company shall have the authority to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including Participant’s FICA obligation) required by law to be withheld with respect to any provision of this Agreement.

e.	This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

f.	To the extent not preempted by federal law, this Award Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.

g.	All obligations of the Company under the Plan and this Award Agreement, with respect to the Option, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

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h.	The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

i.	In the event there is any change in the Company’s Shares through the declaration of stock dividends or through recapitalization resulting in stock split-ups or through merger, consolidation, exchange of Shares, or otherwise, the number and class of Shares subject to this Option, as well as the Option Price, may be equitably adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

j.	By accepting this Option or other benefit under the Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board, or the Committee.

k.	The Participant, every person claiming under or through the Participant, and the Company hereby waive to the fullest extent permitted by applicable law any right to a trial by jury with respect to any litigation directly or indirectly arising out of, under, or in connection with, the Plan or this Award Agreement issued pursuant to the Plan.

l.	If the Participant does not sign and return this Award Agreement/the attached Stock Option Award Acknowledgement to the Chief Financial Officer of the Company by [— (14 days from date award given to Participant], then this Agreement and the Option it conveys shall be forfeited, null and void.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of date(s) indicated below.

K2M Group Holdings, Inc.

Dated:	By:
Name:
Title:

Dated:
Participant

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Stock Option Award Acknowledgement

I, [— Participant], hereby acknowledge that I have received the Nonqualified Stock Option Award Agreement dated [— Grant Date] and do accept the terms and conditions applicable to the Option granted to me covering [— Number of Shares] Shares, in accordance with the terms of the Agreement and K2M Group Holdings, Inc. 2010 Equity Award Plan.

Date	Participant

Signature of Witness to Participant’s Signature:

Date	Witness

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Designation of Beneficiary

I, [— Participant], with respect to the Option granted me on [— Grant Date] under the K2M Group Holdings, Inc. 2010 Equity Award Plan, hereby designate the following beneficiary or beneficiaries to exercise the Option or receive shares under this Option in the event of my death. I understand that if I do not designate a beneficiary or if my beneficiary/beneficiaries predecease me, my estate will be my designated beneficiary.

Beneficiary(ies)
Name	SSN or EIN	Relationship	%/Amount

If no percentages are indicated, the survivor benefits shall be divided equally among my beneficiaries who are surviving on the date of my death. If percentages are indicated, and if any of my beneficiaries shall die before me, his or her share of the survivor benefits (which would have been due had such beneficiary survived me) shall be divided among my surviving primary beneficiaries in proportion to the respective percentages shown for my surviving beneficiaries.

Participant Signature	Company Acknowledgement of Receipt

Signature	Signature and Title

Date	Date

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